Exhibit 10.10

Foot Locker Supplemental Executive Retirement Plan

Amendment

Section 6 of the Foot Locker Supplemental Executive Retirement Plan is amended to be and reads as follows:

6.	Payment.

(a)        Payment of an Award under the Plan is based on the Company's unfunded obligation to pay. Subject to the following sentence and Sections 6(c), 7 and 8 hereof, amounts credited to a Participant's Account shall be paid in twelve (12) quarterly installments, commencing as soon as administratively feasible following the Participant's Retirement. If a Participant's employment is terminated for Cause, the Participant shall not receive any payments under this Plan.

(b)        A Participant shall only be entitled to receive the remainder of the installment payments payable on his or her behalf, if the Participant does not engage in Competition during employment or the one (1) year period following his or her Retirement and does not violate his or her obligation with regard to Confidentiality at any time. The remainder of a Participant's installment payments shall be immediately forfeited in the event of the Participant's Competition during employment or during the one (1) year period following his or her Retirement or violation of his or her obligation with regard to Confidentiality at any time.

(c)        Solely with respect to 2005, the Committee, in its sole discretion, may select one (or more) Participants who have attained at least age 55 and whose termination of employment occurs during 2005 to be eligible to receive payment. All distributions shall be made solely during 2005 and shall be subject to such terms and conditions as the Committee may specify consistent with the requirements of the Plan, Code Section 409A and Internal Revenue Service Notice 2005-1 (as permitted by proposed Treasury regulations issued under Code Section 409A). The Committee shall be permitted to adopt such rules and regulations as it may, in its discretion, deem necessary or desirable to administer the provisions of this Section 6(c). A Participant who terminates participation in this Plan pursuant to this Section 6(c) shall not be permitted to re-commence participation in this Plan.

November 16, 2005